EXHIBIT 10.1

Share Sale and Purchase Agreement

Dated 22 July 2012

CAMAC Energy Inc. (“Seller”)

Leyshon Resources Limited(“Buyer”)

Share Sale and Purchase Agreement

Contents

Details		4
General terms		5

1	Interpretation	5

1.1	Definitions	5
1.2	References to certain general terms	11
1.3	Next day	11
1.4	Next Business Day	11
1.5	Headings	11
1.6	Schedules and annexures	11
1.7	Currencies	12

2	Sale and purchase	12

2.1	Sale and purchase	12
2.2	Consideration	12
2.3	Free from Encumbrance	12

3	Conditions	13

3.1	Conditions Precedent for the benefit of both Parties	13
3.2	Conditions Precedent for the exclusive benefit of the Seller	13
3.3	Conditions Precedent for the exclusive benefit of the Buyer	14
3.4	Reasonable endeavours	14
3.5	Waiver	14
3.6	Notification	15

4	Pre-Completion	15

4.1	Undertakings prior to Completion	15
4.2	Matters requiring Buyer’s consent	15
4.3	Undertakings in relation to Warranties	15
4.4	Restriction on fund raising activities	15

5	Completion	15

5.1	Time and place of Completion	15
5.2	Seller’s obligations	16
5.3	Buyer’s obligations	16
5.4	Simultaneous actions at Completion	17
5.5	Post-Completion actions	17

6	Payment	18

6.1	Payment on Completion	18

7	Warranties and representations	18

7.1	Representations and warranties of the Seller	18
7.2	Representations and warranties of the Buyer	18

7.3	Accuracy	18
7.4	Matters Disclosed by Seller	18
7.5	Seller’s knowledge	19
7.6	Acknowledgement of the Buyer	19
7.7	Representation of the Buyer	19
7.8	Parties’ undertaking	19
7.9	Continuing obligations	19

8	Limitations of Liability	20

8.1	Notice of Claims	20
8.2	Third party Claims	20
8.3	Consideration of Claims	21
8.4	Defence of Claims	21
8.5	Party not liable	21
8.6	Recovery	22
8.7	Time limit on Claim	22
8.8	Minimum amount of Claim	22
8.9	Maximum Liability	23
8.1	Insured Claim or loss	23
8.11	Act or omission after Completion	23
8.12	Later recoveries	23
8.13	Obligation to mitigate	23
8.14	Tax benefit	23

9	Default	23

9.1	Failure by a Party to Complete	23
9.2	Effect of termination	24

10	Confidential Information	24

10.1	Confidential Information	24
10.2	Disclosure of Confidential Information	25
10.3	Use of Confidential Information	25
10.4	Excluded Information	25
10.5	Delivery of materials	25
10.6	Survival of termination	25

11	Announcements	25

11.1	Public announcements	25
11.2	Public announcements required by Law	25

12	Costs and stamp duty	25

12.1	Legal costs	25
12.2	Stamp duty	26

13	Notices and other communications	26

13.1	Form - all communications	26
13.2	Form - communications sent by email	26
13.3	Delivery	26
13.4	When effective	27
13.5	When taken to be received	27
13.6	Receipt outside business hours	27

14	Miscellaneous	27

14.1	Discretion in exercising rights	27
14.2	Partial exercising of rights	27
14.3	No liability for loss	27
14.4	Treatment of withholding and deductions	27
14.5	Approvals and consents	28
14.6	Conflict of interest	28
14.7	Remedies cumulative	28
14.8	Rights and obligations are unaffected	28
14.9	Amendment	28
14.1	Waiver	28
14.11	No merger	28
14.12	Further steps	28
14.13	Time of the essence	28
14.14	Entire agreement	29
14.15	Severability	29
14.16	Knowledge and belief	29
14.17	Good faith	29
14.18	Specific Performance	30
14.19	Counterparts	30

15	Governing Law and jurisdiction	30

15.1	Governing Law	30
15.2	Arbitration	30

16	Supervening legislation	31

Schedule 1 – Seller Warranties	32
Schedule 2 – Buyer Warranties	36
Schedule 3 – Seller Group Chart	42
*Accurate up to immediately prior to Completion only	42
Schedule 4 – Details of Seller Group Companies	43
Schedule 5 – Buyer Group Chart	45
Schedule 6 – Details of Buyer Group Companies	46
Annexure 1 – List of Data Room Contents	47
Annexure 2 – Form of Application for Shares	53
Signing page	54

Share Sale and Purchase Agreement

Details

Parties	Seller andBuyer
Seller	Name	CAMAC Energy Inc.

	File Number	0883634

	Incorporated in	Delaware, United States of America

	Address	1330 Post Oak Boulevard, Suite 2575, Houston, TX 77056, United States of America

	Telephone	+1-713-797-2940

	Fax	+1-713-797-2992

	Email	nevanoff@camacenergy.com

	Attention	General Counsel

Buyer	Name	Leyshon Resources Limited

	Company Number	ACN010482274

	Incorporated in	Western Australia

	Address	Suite 3, Level 3, 1292 Hay Street, West Perth WA 6005, Australia

	Telephone	+ 61 8 9321 0077

	Fax	+61 8 9322 4073

	Email	mwylie@leyshonresources.com

	Attention	Company Secretary

Recitals	A	The Seller is the registered holder and beneficial owner of the Sale Share being 100% of the issued share capital of PAPL.

	B	PAPL is party to the Production Sharing Contract with CNPC (as approved by the PRC Ministry of Commerce) regarding the operation of a coal bed methane project located on the eastern edge of Ordos Basin in Shanxi Province, the PRC (the “Project”).

	C	The Seller has agreed to sell, and the Buyer has agreed to buy the Sale Share on the terms of this agreement.

Governing law	Hong Kong
Date of agreement	See signing page

General terms

1	Interpretation

1.1	Definitions

In this agreement (including the recitals), the following expressions have the following meanings unless the contrary intention appears or the context otherwise requires.

Accounts Date means in relation to the Buyer, the last day of its financial year, being 30 June 2011 and in relation to the Seller, the last of its financial year, being 31 December 2011.

Action means an action, dispute, Claim, demand, investigation, inquiry, prosecution, litigation or proceeding.

Affiliate means, in relation to any party, any subsidiary or holding company of that party and any subsidiary of any such holding company, in each case from time to time.

AIM means the Alternative Investment Market, a sub-market of the London Stock Exchange.

AIM Rules means the AIM rules for companies (February 2010) and the Rules of the London Stock Exchange (as applicable).

Authorised Officer means, in respect of a Party, a director or secretary of the Party or a person appointed by the Party who is duly authorised by its constitutional documents to act as the authorised officer of the Party for the purpose of this agreement.

ASX means the Australian Securities Exchange, incorporated as ASX Limited.

ASX Listing Rules means the listing rules of the ASX.

Business Day means a day other than a Saturday, a Sunday or a public holiday in Hong Kong or the United States of America.

Buyer Accounts means collectively:

(a)	in relation to the financial year of the Buyer ended on the Accounts Date:

(i)	the audited consolidated balance sheet of the Buyer Group;

(ii)	the audited income statement of the Buyer Group; and

(iii)	the audited consolidated statement of cash flow of the Buyer Group; and

(2)	in relation to the period ended the Latest Accounts Date, the unaudited proformaconsolidated management accounts of the Buyer Group,

together with any notes, reports, statements or documents included in or annexed or attached to them, if any.

Buyer Group means the Buyer and each body corporate which is from time to time its subsidiary (but excluding the Seller Group at any time after the Completion) and Buyer Group Company means any one of them, details of which are given in Schedule 6.

Buyer Warranties means the warranties and representations given by the Buyer on the terms of Schedule 2 and Buyer Warranty has a corresponding meaning.

Cash Consideration meansa sum ofUS$2,500,000 (two million and five hundred thousand United States dollars).

CBM means coalbed methane.

Claim means any allegation, debt, cause of action, Liability, claim, suit or demand of any nature howsoever arising, including but not limited to any claim under any of the Warranties, whether present or future, fixed or unascertained, actual or contingent, whether at Law, in equity, under statute or otherwise.

CNPC means China National Petroleum Corporation, a company organised and existing under the laws of the PRC, having its headquarters domiciled in Beijing, the PRC;

Communications has the meaning ascribed to it in clause 13.1.

Completion means completion of the sale and purchase of the Sale Share in accordance with clause 5 and “Complete” has a corresponding meaning.

Completion Date has the meaning ascribed to it in clause 5.1

Conditions Precedent means the conditions precedent set out in clauses 3.1, 3.2 and 3.3.

Confidential Information means all Information disclosed to the Receiving Party or any Related Party or Representative of the Receiving Party, under or in connection with this agreement, including:

(a)	the existence and terms of this agreement;

(b)	information which, either orally or in writing, is designated or indicated as being the proprietary or confidential information of the Disclosing Party or any of its Related Parties;

(c)	information derived or produced partly or wholly from the Information including any calculation, conclusion, summary or computer modelling;

(d)	trade secrets or information which is capable of protection at Law or equity as confidential information;

(e)	the business, financial or other affairs of the Parties, the Buyer Group and the Seller Group,

whether the Information was disclosed:

(a)	orally, in writing or in electronic or machine readable form;

(b)	before, on or after the date of this agreement;

(c)	as a result of discussions between the Parties concerning, arising out or related to this agreement; or

(d)	by the Disclosing Party or any of its Representatives, or any of its Related Parties or any of its Representatives.

Consideration shall have the meaning ascribed to it in clause2.2.

Consideration Shares means 10,000,000 new Shares to be issued by the Buyer at Completion as part payment of the Consideration.

Control of a corporation means possession, directly or indirectly, of the power to:

(a)	direct or cause the direction of the management or policies of the corporation; or

(b)	control the membership of the board of directors and/or the administrators,

whether or not the power has statutory, legal or equitable force or is based on statutory, legal or equitable rights, and whether or not it arises by means of trusts, agreements, arrangements, understandings, practices, the ownership of any interest in shares or stock of that corporation or otherwise, and “Controlled” and “Controlling” shall be construed accordingly.

CUCBM means China United Coalbed Methane Corp. Ltd., a company organised and existing under the laws of the PRC, having its headquarters domiciled in Beijing, the PRC;

Details mean the section of this agreement headed  “Details”.

Disclosing Party means the Party disclosing Confidential Information.

Encumbrance means any mortgage, charge, pledge, lien (otherwise than arising by statute or operation of law), hypothecation, adverse claims or other encumbrances, priority or security interest, title retention, lease, equities, sale-and-leaseback arrangement over or in any property, assets or rights of whatsoever nature or interest or any agreement for any of same.

Excluded Information means Confidential Information which:

(a)	is in or becomes part of the public domain other than through breach of this agreement or an obligation of confidence owed to the Disclosing Party or any Related Party of the Disclosing Party;

(b)
the Receiving Party can prove by contemporaneous written documentation was already known to it or lawfully in possession of it at the time of disclosure by the Disclosing Party or its Related Parties or Representatives (unless such knowledge arose from disclosure of information in breach of an obligation of confidentiality); or

(c)	the Receiving Party acquires from a source other than the Disclosing Party or any Related Party or Representative of the Disclosing Party where such source is entitled to disclose it.

Government Agency means any government, governmental, semi-governmental, administrative, fiscal or judicial body department, commission, authority, tribunal, agency or entity and includes, but not limited to, any other person authorised by Law to give consents or impose requirements.

Hong Kong means the Hong Kong Special Administrative Region of the PRC.

Information means all information regardless of its Material Form relating to or developed in connection with:

(a)	the business or other affairs of the Disclosing Party or any Related Party of the Disclosing Party; or

(b)
any systems, technology, ideas, concepts, know-how, feasibility studies, mineral experts technical reports, specialist reports, competent persons reports, techniques, designs, specifications, blueprints, tracings, diagrams, models, functions, capabilities and designs, intellectual property or any other information which is marked “confidential” or is otherwise indicated to be subject to an obligation of confidence owned or used by or licensed to the Disclosing Party or a Related Party of the Disclosing Party.

Latest Accounts Date means30 June 2012.

Law means any law or regulation of Hong Kong, the Cayman Islands, the United States of America and/or any law or regulation of the place of incorporation or listing (as applicable) of the Parties.

Liability means any liability or obligation (whether actual, contingent or prospective), including for any Loss irrespective of when the acts, events or things giving rise to the liability occurred but excluding liability for any consequential or indirect losses.

Listing Rules mean the ASX Listing Rules and the AIM Rules.

Longstop Date means the date falling on the fourteenth day from the date this agreement has been duly executed by such persons (duly authorised by the Buyer and the Seller to execute this agreement)on behalf of the Buyer and the Seller respectively (or such later date as may be agreed in writing between the Parties).

Loss means all damage, loss, cost and expense (including legal costs on an indemnity basis and other expenses of whatsoever nature or description) but excluding any liability for consequential or indirect losses.

Material Adverse Effect means, with reference to the Seller Group or (as the case may  be) the Buyer Group, any effect which has, or could reasonably be expected to have, a material and adverse effect on the financial or trading position, or property, results of operations, business prospects or assets and profitability of the Seller Group or (as the case may be) the Buyer Group, taken as a whole.

Material Form includes any form (whether visible or not) of storage from which reproductions can be made.

PAPL means Pacific Asia Petroleum, Limited, a private company limited by shares incorporated in Hong Kong on 18 September 2007 with companies registration number: 1168079.

PAPL SX means Pacific Asia Petroleum, Limited, an organisation established by PAPL in the Shanxi Province of the PRC and registered with the State Administration for Industry and Commerce of the PRC and which is subject to the Production Sharing Contract regulated by the Regulations on the Exploitation of On-Share Petroleum Resources by Cooperation with Foreign Investors.

Parties means the named parties to this agreement and their respective successors, permitted assigns, heirs and personal representatives, and “Party” means any of each the Seller or the Buyer, unless the context requires otherwise.

Person means a natural person, partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or Government Agency, and pronouns have a similarly extended meaning.

PRC means the People’s Republic of China.

Project Business means (a) the business as carried out by PAPL SXas the operator in respect of the CBM operations (including exploration operations, development operations, production operations and other activities related to these operations) within the surface area demarcated with geographic co-ordinates for the cooperative exploitation of CBM resources under the Production Sharing Contract; and (b) any other ancillary activities to such operations or other businesses as presently conducted by the Seller Group or the Representative Office on the date of this agreement.

ProductionSharing Contract means the production sharing contract entered between PAPLwith CUCBM in October 2007 for the exploitation of CBM resources within the Ordos Basin in the Shanxi Province of the PRC. The rights of CUCBM under the contract has been assigned to CNPC pursuant to a first modification agreement to the contract dated 23 June 2011 following the transfer of the relevant exploration license from CUCBM to Petrochina Company Limited, a subsidiary of CNPC, and receipt of approval fromMinistry of Commerce of the PRC dated 1 April 2008.

Receiving Party means the recipient of Confidential Information.

Recovered Sum means the amount recovered by the Claiming Party under clause 8.6.

Related Party means:

(a)
with respect to a person other than a company, any other person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such person, including without limitation any investment funds managed by such person or such other person that, directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such person, excluding the company and its affiliates;

(b)	with respect to a company, any other person that, directly or indirectly through one or more intermediaries, is Controlled by the company;

(c)	with respect to any natural person:

(a)	any other person that directly or indirectly through one or more intermediaries is Controlled by such natural person;

(b)
any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of that natural person or his spouse, including adoptive relationships; or

(c)	the trustees, acting in their capacity as such trustees, of any trust of which that natural person is a beneficiary or, in the case of a discretionary trust, is a discretionary object,

and"Related Parties" has a corresponding meaning..

Representative of a Party includes an employee, agent, officer, director, auditor, adviser, partner, associate, consultant, joint venturer or sub-contractor of that Party or of a Related Party of that Party.

Representative Office means the representative office of PAPL registered in Beijing, PRC.

Sale Share means the one ordinary share of HK$1 representing 100% of the issued share capital in PAPL, registered and held by the Seller and agreed to be sold under this agreement.

Securities Laws means the laws and regulations of any regulatory authority or Government Agency having jurisdiction over the Buyer’s listing on the ASX or the AIM.

Seller Accounts means collectively:

(b)	in relation to the financial year of the Seller ended on the Accounts Date:

(i)	the audited balance sheet of each Seller Group Company and the Representative Office;

(ii)	the audited income statement of each Seller Group Company and the Representative Office;

(3)	in relation to the period ended the Latest Accounts Date, the unaudited proformamanagement accounts of each Seller Group Company,

together with any notes, reports, statements or documents included in or annexed or attached to them, if any.

Seller’s Disclosure Letter means the letter from the Seller addressed to the Buyerand dated and delivered before the date of this agreement in the form agreed between the Seller and the Buyer, and includes all of its schedules and annexures.

Seller Group means PAPL and each body corporate which is from time to time a subsidiary of PAPL (including as at the date hereof Pacific Asia Petroleum (HK) Ltd. and PAPL SX) and Seller Group Company means any of them, details of which are given in Schedule 4.

Seller Warranties means the warranties and representations given by the Seller on the terms of Schedule 1 and Seller Warranty has a corresponding meaning.

Shares means the ordinary fully paid shares in the capital of the Buyer.

Subsidiaries meansPacific Asia Petroleum Energy Ltd. and Inner Mongolia Petroleum Sunrise Company.

Third Party means any person other than a Party to this Agreement.

Warranties means the Buyer Warranties and/or (as the context may require) the Seller Warranties and Warranty has a corresponding meaning.

1.2	References to certain general terms

Unless the contrary intention appears, a reference in this agreement to:

(1)	(clauses, annexure and schedules) a clause, annexure or schedule is a reference to a clause in or annexure or schedule to this agreement;

(2)	(variations or replacements) a document (including this agreement) includes any variation or replacement of it;

(3)	(executors, administrators, successors) a particular person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(4)	(calculation of time) a period of time dating from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(5)
(meaning not limited) the words “include”, “including” or “such as” are references made on an non-exhaustive and without limitation basis for illustration or emphasis only and when used in introducing an example, shall not operate to limit the meaning of the words to which the example relates to that example or examples of a similar kind;

(6)	(time of day) unless otherwise specified in this agreement, time is a reference to Hong Kong time; and

(7)	(reference to any thing) any thing (including any amount) is a reference to the whole and each part of it.

1.3	Next day

If an act under this agreement to be done by a Party on or by a given day is done after 5.30pm on that day, it is taken to be done on the next day.

1.4	Next Business Day

If an event must occur or any rights or obligations under this agreement shall fall on a stipulated day, which is not a Business Day, then such event shall instead occur or such rights or obligations shall instead fall on the next succeeding Business Day after the stipulated day.

1.5	Headings

Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of this agreement.

1.6	Schedules and annexures

The schedules and annexures of this agreement form part of, and shall have effect as if set out in, this agreement and any reference to this agreement includes the Schedules.

1.7	Currencies

The signs “HK$” denotes Hong Kong dollars, “US$” denotes United States dollars and “AUD” denotes Australian dollars, the lawful currencies of Hong Kong, the United States of America and the Commonwealth of Australia respectively.

2	Sale and purchase

2.1	Sale and purchase

(1)
Subject to the terms and conditions of this agreement (including without limitation, satisfaction of the Conditions Precedent in accordance with clause 3), the Seller shall, as legal and beneficial owner, sell to the Buyer and the Buyer shall purchase from the Seller, the full legal and beneficial interest in the Sale Share.

(2)	The sale and purchase of the Sale Share described in clause 2.1(1) will take effect from 1 July 2012.

(3)	For the avoidance of doubt, the sale and purchase of the Sale Share described in clause 2.1(1) will have the effect that:

(a)	the title to, property in and obligations of the Sale Share passes to the Buyer from the Seller effective 1 July 2012;

(b)	all staff employed by the Seller Group for the Project Business will continue to be employed, on the same terms and conditions as they were employed immediately prior thereto, by the Buyer; and

(c)	any capital, in whatever form, injected into the Seller Group by the Seller after 1 July 2012 shall be paid back by the Seller to the Buyer at Completion.

2.2	Consideration

The total consideration payable by the Buyer to the Seller for the Sale Share shall be:

(1)	the payment of the Cash Consideration in cash at Completion; and

(2)	the issue of the Consideration Sharesto, or as directed by, the Seller at Completion.

2.3	Free from Encumbrance

(1)
The Sale Share shall be sold and transferred free from all Encumbrances and with all rights, including any accrued but unpaid dividend rights, now and hereafter attached or accruing to them on and from the Completion Date.

(2)	The Consideration Shares shall be issued free from Encumbrances and with all rights, including any accrued but unpaid dividend rights, attached or accruing to them on and from the Completion Date.

(3)
The Consideration Shares shall rank paripassu in all respects with other Shares on issue on the date of allotment and issue including the right to all dividends, distributions and other payments made or to be made the record date for which shall fall on or after the date of such allotment and issue.

3	Conditions

3.1	Conditions Precedent for the benefit of both Parties

The Completion of the sale and purchase of the Sale Share shall be conditional upon:

(1)
as at the date of fulfilment or waiver of the last in time to be fulfilled of the Conditions Precedent (other than this condition), there being no restriction (including but not limited to pre-emption rights, rights of first refusal, injunctions or other prohibition or lawful orders) in connection with the transfer of the Sale Share as contemplated by this agreement;

(2)
as at the date of fulfilment or waiver of the last in time to be fulfilled of the Conditions Precedent (other than this condition), there being no action or proceeding pending or threatened by any person or Government Agency to enjoin or prohibit the transfer of the Sale Share as contemplated hereby.

3.2	Conditions Precedent for the exclusive benefit of the Seller

The Completion of the sale and purchase of the Sale Share by the Seller shall be conditional upon:

(1)
the receipt by the Seller from the Buyer of all necessary consents, approvals and authorisations (including any third party consents, corporate authorisations and governmental and regulatory approvals)required by the Buyer for the consummation of, and implementation of transactions contemplated by, this agreement and all such consents, approvals and authorisations being effective and not revoked or withdrawn;

(2)	theASX granting approval (either unconditionally or subject to conditions to which the Seller shall not unreasonably object) for the listing of, and permission to deal in the Consideration Shares;

(3)
the issued Shares remaining listed and traded on the ASX at all times prior to and on Completion and the Buyer’s listing status on the ASX not being revoked or withdrawn (or being notified or indicated by the ASX or any relevant Government Agency or other agencies of any such revocation or withdrawal);

(4)
as at the date of fulfilment or waiver of the last in time to be fulfilled of the Conditions Precedent (other than this condition), there being no material unremedied breach by the Buyer of any of its undertakings and covenants contained in this agreement;

(5)
as at the date of fulfilment or waiver of the last in time to be fulfilled of the Conditions Precedent (other than this condition), the Buyer Warranties remaining true and correct in all material respects (other than in respect of those representations and warranties which are already subject to a materiality qualification); and

(6)	noMaterial Adverse Effect in the business or financial condition of the Buyer or the financial markets in general or having any Material Adverse Effect on any material assets of the Buyer.

The above Conditions Precedent are inserted for the exclusive benefit of the Seller.

3.3	Conditions Precedent for the exclusive benefit of the Buyer

The Completion of the sale and purchase of the Sale Share by the Buyer shall be conditional upon:

(1)
the receipt by the Buyer from the Seller of all necessary consents, approvals and authorisations (including any third party consents, corporate authorisations and governmental and regulatory approvals) required by the Seller for the consummation of, and implementation of transactions contemplated by, this agreement (including, without limitation, the sale and purchase of the Sale Share) and all such consents, approvals and authorisations being effective and not revoked or withdrawn;

(2)
as at the date of fulfilment or waiver of the last in time to be fulfilled of the Conditions Precedent (other than this condition), there being no material unremedied breach by the Seller of any of its undertakings and covenants contained in this agreement;

(3)
as at the date of fulfilment or waiver of the last in time to be fulfilled of the Conditions Precedent (other than this condition), the Seller Warranties remaining true and correct in all material respects (other than in respect of those representations and warranties which are already subject to a materiality qualification); and

(4)
no Material Adverse Effect in the business or financial condition of the Seller Group or the financial markets in general or having any Material Adverse Effect on any material assets of the Seller Group.

The above Conditions Precedent is inserted for the exclusive benefit of the Buyer.

3.4	Reasonable endeavours

Each Party undertakes to the other Party to use all reasonable endeavours to ensure that the Conditions Precedent set out in clause 3.2 (in the case of the Buyer) and clause 3.3(in the case of the Seller) are fulfilled as soon as reasonably practicable and in any event by 5 p.m. on the Longstop Date (or such later date as may be agreed in writing between the Parties).

3.5	Waiver

Each Party shall be entitled in its absolute discretion, by written notice to the other Party, to waive any or all the Conditions Precedent inserted for its exclusive benefit either in whole or in part (save for the condition set out in clause 3.1(2) which are not waiveable at the option of either Party). For the avoidance of doubt, save for those condition(s) which are not waiveable, the Seller may waive any Condition Precedent set out in clause 3.2, the Buyer may waive any Condition Precedent set out in clause 3.3 and both Parties (acting jointly) may waive any Condition Precedent set out in clause 3.1. Any waiveable Condition Precedent set out in clause 3.1 would require a written waiver from both Parties to be effective. Any waiver so effected shall be made without prejudice to any other rights which the Party waiving such Conditions Precedent may have under this agreement (including any of its rights of termination).

3.6	Notification

Each Party shall notify the other Party promptly after the Conditions Precedent relating to it have been fulfilled. If the Conditions Precedent have not been fulfilled or waived on or before 5 p.m.on the Longstop Date (or such later date as the Parties may agree), this agreement, other than clauses 1, 10 to 15 (inclusive), shall automatically terminate and no Party shall have any Claim of any nature whatsoever against any other Party under this agreement (save in respect of accrued rights arising from any prior breach of this agreement) insofar as the non-fulfilment of the Conditions Precedent have not occurred due to the wilful default or negligence of a Party hereto.

4	Pre-Completion

4.1	Undertakings prior to Completion

Each Party shall ensure that, between the date hereof to and inclusive of Completion Date (or up to termination of this agreement in accordance with the terms hereof), it shall:

(1)	carry on its business in the ordinary and usual course; and

(2)	take all reasonable steps to preserve its assets and, in particular, to maintain in force all insurances normally kept in force.

4.2	Matters requiring Seller’s consent

The Buyer shall procure and ensure that, without the prior consent of the Seller, it shall not, between the date hereof and the Completion Date (or termination of this agreement in accordance with its terms hereof) make any change to its accounting policies or policies or amend its memorandum and articles of association.

4.3	Undertakings in relation to Warranties

Each Party shall not do, allow or procure any act or omission prior to the Completion Date which would constitute a breach of any of the Warranties or which would make any of them untrue, inaccurate or misleading.

4.4	Restriction on fund raising activities

Subject to applicable Laws and regulations, the Buyer shall not, without the prior written consent of the Seller, engage in any fund raising activity at any time on or before Completion which will involve any issue or allotment of new Shares in the capital of the Buyer or securities convertible into or exchangeable for Shares at a lower consideration per Share (or at a conversion exercise price in respect of securities convertible into or exchangeable for Shares) than the per share consideration of the Consideration Shares. For clarify, the restriction contained in this clause 4.4 shall lapse if this agreement is terminated pursuant to clause 3.6.

5	Completion

5.1	Time and place of Completion

Completion shall take place remotely via the exchange of documents and signaturesimmediately on the date on which all Conditions Precedent have been fulfilled, performed or waived (or such other date as may be agreed in writing between the Parties) (the “Completion Date”).

5.2	Seller’s obligations

On Completion, the Seller must deliver to the Buyer

(1)	duly executed instruments of transfer or stock transfer forms in favour of the Buyer (or as it may direct) in respect of the Sale Share and the share certificates for the Sale Share;

(2)	duly executed powers of attorney or other authorities under which any document related to this agreement has been executed;

(3)
a copy of the board resolutions of the Seller (certified by a duly appointed officer as true and correct), approving with the required quorum, inter alia, the execution and performance of this agreement and any related documents, the transfer of the Sale Share under this agreement, the registration of such transfers (subject to proper stamping) and the entry of the name of the Buyer in the register of members of PAPL as the sole member);

(4)	an application in substantially the form of Annexure 2 duly signed by the Seller for the allotment and issue of the Consideration Shares;

(5)	letter from Wong Chung Chee Heidi,Courtright Jeffrey Scott and Lawal Kase Lukman, being directors of PAPL, resigning as such directors effective from the Completion Date;

(6)
all the records of the Project Business and the records of each Seller Group Company held by the Seller Group, including all tax and accounting records; provided that so long as any such records are located at the premises of the Project Business or a Seller Group Company at Completion, then such records shall be deemed to have been delivered at Completion; and

(7)	acertified copy of the board resolutions of PAPLand each other member of the Seller Group to (to the extent required):

(a)	approve, subject to stamping, the transfer of the Sale Share and the registration of the Buyer as the owner thereof in the register of members of PAPL;

(b)	accept the resignation of the directors referred to in clause 5.2(1)(5) above; and

(c)	appoint such person(s) as the Buyer may nominate as its director(s), to take effect from the Completion Date.

5.3	Buyer’s obligations

On Completion the Buyer must:

(1)	pay the Seller the Cash Consideration in accordance with clause 6.1;

(2)	pay the Seller an amount being the sum of all capital injected by the Seller into the Seller Group after 1 July 2012which the Seller shall notify the Buyer prior to Completion;

(3)
deliver to the Seller a copy of the resolutions (certified by a duly appointed officer as true and correct) of the board of directors of the Buyer (or, if required by the law of its jurisdiction or regulations of relevant stock exchanges or its articles of association, by-laws or equivalent constitutional documents, of its shareholders) approving with the required quorum, inter alia,the execution and performance of this agreement and any related documents, the issue and allotment of the Consideration Shares and the entry of the Seller in the register of members of the Buyer;

(4)
procure the Buyer’s share registrar to do all things reasonably necessary to ensure the issue of the Consideration Shares to, or as directed by, the Seller in accordance with the terms and conditions of this agreement; and

(5)
deliver to the Seller all certificates and other documents of title to the Consideration Shares (such certificates and documents of title being issued in favour of and in the name of the Seller (or its nominee(s) as specified by the Seller in writing);

(6)	take all actions and do all things necessary to the Seller of the ConsiderationShares forming part of the Consideration; and

(7)	deliver to the Seller duly executed powers of attorney or other authorities under which any document related to this agreement have been executed.

5.4	Simultaneous actions at Completion

In respect of Completion:

(1)	the obligations of the Parties under this agreement are interdependent; and

(2)	unless otherwise stated, all actions required to be performed by a Party at Completion are taken to have occurred simultaneously on the Completion Date.

All documents and items delivered at Completion pursuant to this clause 5 shall be held by the recipient to the order of the person delivering the same until such time as Completion shall be deemed to have taken place.

5.5	Post-Completion actions

Following Completion:

(1)
the Seller agrees and acknowledges that it shall, and shall procure relevant Seller Representative(s)to, use all reasonable endeavours to assist the Buyer in connection with the following registrations following Completion:

(a)	registration of such nominated person of the Buyer with the Beijing Administration of Industry and Commerce of the PRC, as the chief representative of the Representative Office; and

(b)	registration of such nominated person of the Buyer with the Shanxi Administration for Industry and Commerce of the PRC, as the responsible officer of PAPL SX.

(2)
the Buyer shall ensure all the Consideration Shares shall be promptly registered in the name of the Seller (or its nominee(s) as specified by the Seller in writing) and that the Seller (or its nominee(s) as specified by the Seller in writing) shall promptly become the registered holder of all related rights pertaining to those Shares.

(3)
The Buyer will provide all reasonable assistance requested by the Seller in relation to the winding up, dissolution and/or deregistration (as applicable) of the Subsidiaries. For the avoidance of doubt, any and all out-of-pocket expenses or other amounts expended by the Buyer in connection with winding up, dissolution and/or deregistration (as applicable) of the Subsidiaries (other than reasonable costs of engagement of Buyer Representatives and staff) shall be reimbursed by the Seller upon receipt of Buyer’s invoice therefor.

6	Payment

6.1	Payment on Completion

The Cash Consideration shall be paid in such manner as may be agreed between the Parties, or if not so agreed, by telegraphic transfer to such account(s) as the Seller may specify in writing no less than two (2) Business Days prior to the prescribed date of payment in accordance with clause 2.2. The receipt of such sums by the Seller shall be an effective discharge of the Buyer’s obligation to pay or procure the payment of such cash payments under this agreement.

7	Warranties and representations

7.1	Representations and warranties of the Seller

The Seller hereby represents and warrants and undertakes to the Buyerin the terms set out in Schedule 1.

7.2	Representations and warranties of the Buyer

The Buyerhereby represents and warrants and undertakes to the Seller in the terms set out in Schedule 2.

7.3	Accuracy

Each of the Parties represents and warrants to the other Parties that each Warranty given by it is correct and not misleadingin any material respect on the date of this agreement and will be correct and not misleading on the Completion Date (by reference to the facts or circumstances then subsisting) as if made on and as at each of those dates.

7.4	Matters Disclosed by Seller

Each Seller Warranty given by the Seller is to be qualified by any Information (“Seller Disclosure Materials”):

(1)	disclosed to the Buyerin the Seller’s Disclosure Letter;

(2)	disclosed to the Buyer or its professional advisors and agents(whether such Information is expressed in the Chinese or English languages);

(3)
contained in the electronic data room created by the Seller and to which the Buyer was granted access and for identification purposes, a list of the data room contents is attached here to as Annexure 1;

(4)	not contained in that electronic data room but provided by the Seller to the Buyerin writing or in Material Form on or prior to the date of this agreement;

(5)	otherwisedisclosed in writing to the Buyer during the course of its due diligence prior to the date of this agreement;

which is or may be inconsistent with that Seller Warranty and, to the extent that any Seller Warranty is incorrect or misleading having regard to any such information, the Buyer shall not be entitled to bring any Claim against, or recover any amount from, the Seller in respect of any breach of Seller Warranty to the extent that the breach arises by reason of or in relation to any such information.  Each Seller Warranty shall be further qualified by anything done by the Seller in accordance with the terms of this agreement.

7.5	Seller’s knowledge

Seller Warranties qualified by the expression so far as the Seller is aware (or any similar expression) are deemed to be given to the best of the knowledge, information and belief of the Seller after it has made all reasonable enquiries.

7.6	Acknowledgement of the Buyer

The Buyer acknowledges and agrees that:

(1)	it has received and understood the contents of the Seller’s Disclosure Materials;

(2)
it has had the opportunity to conduct legal, financial and environmental due diligence on the Seller Group and its business and has satisfied itself in relation to matters arising from such due diligence; and

(3)	it has independently and without the benefit of any inducement, representations or warranty (other than the Seller Warranties) from the Seller or its agents, determined to enter into this agreement.

7.7	Representation of the Buyer

The Buyer represents that, on the basis of the due diligence performed by it on the Seller Group and its business and other information of which they are aware at the date of this agreement, as at the date of this agreement itdoes not have knowledge of any matter which would constitute a material breach of any Seller Warranty other than any potential breaches of a Seller Warranty disclosed in the Seller Disclosure Materials.

7.8	Parties’ undertaking

Each of the Parties undertakes as soon as practicable to notify the other Party in writing of any matter or thing of which it becomes aware which is or may be a breach of or inconsistent with any of the Warranties or other representations made by any Party or their Representatives.

7.9	Continuing obligations

The obligations under this clause 7 are continuing obligations and are to remain in full force and effect until all of the monies or obligations for which the Seller and/or the Buyer (as the case may be) are or may become liable under this agreement have been paid, satisfied or performed.

The Warranties shall not be extinguished or affected by Completion.

8	Limitations of Liability

8.1	Notice of Claims

If a Party becomes aware of any matter or circumstance that may give rise to a Claim under or in relation to or arising out of this agreement, including a breach of a Warranty:

(1)	that Party must as soon as reasonably practicable give notice of the Claim to the other Party; and

(2)	the notice must contain:

(a)	the facts, matters or circumstances that may give rise to the Claim;

(b)
if it is alleged that the facts, matters or circumstances referred to in sub-clause 8.1(2)(a) constitute a breach of this agreement, including a breach of a Warranty, the basis for that allegation; and

(c)	an estimate of the amount of the Loss, if any and quantifiable, arising out of or resulting from the Claim or the facts, matters or circumstances that may give rise to the Claim.

8.2	Third party Claims

If the matter or circumstance that may give rise to a Claim against a Party under or in relation to or arising out of this agreement, including a breach of a Warranty, is a result of or in connection with a Claim by, or liability to, a third party (“Third Party Claim”) then:

(1)	the Party bringing the Claim (“Claimant”) must as soon as reasonably practicable give notice of the Third Party Claim to the other Party (the “Non-Claimant Party”);

(2)	the notice must contain:

(a)	the facts, matters or circumstances that may give rise to the Third Party Claim;

(b)
if the Third Party Claim alleges that the facts, matters or circumstances referred to in sub-clause (a) constitute a breach of this agreement including a breach of a Warranty,the basis for that allegation; and

(c)	an estimate of the amount of the Loss, if any and quantifiable, arising out of or resulting from the Third Party Claim or the facts, matters or circumstances that may give rise to the same;

(3)	at the expense and direction of the Non-Claimant Party, the Claimant must either:

(a)
take such Action (including legal proceedings or making claims under any insurance policies) as the Non-Claimant Party may require to avoid, dispute, resist, defend, appeal, compromise or mitigate the Claim; or

(b)	offer the Non-Claimant Party the option to assume defence of the Claim;

(4)
the Claimant must not settle, make any admission of liability or compromise any Third Party Claim, or any matter which gives or may give rise to a Third Party Claim, without the prior consent of the Non-Claimant Party which consent may not be unreasonably withheld or delayed.

8.3	Consideration of Claims

The Party who has received a notice under clause 8.1 or clause 8.2 in respect of a Claim from the other Party must within 30 Business Days of receipt of such indicate by writing whether it admits or denies the Claim (in whole or in part) (or, in the case of Third Party Claims, whether it exercises the option in clause 8.2(3)(b)).

8.4	Defence of Claims

If a Party exercises the option in clause 8.2(3)(b), then:

(1)	the Claimant agrees to co-operate and do all things reasonably requested by the Non-Claimant Party in respect of the Claim at the expense of the Non-Claimant Party;

(2)
the Non-Claimant Party agrees, at its own expense, to defend the Claim subject to the Non-Claimant Party providing indemnities reasonably satisfactory to the Claimant for costs, expenses and other liabilities arising from the conduct of such defence;

(3)	the Non-Claimant Party may settle or compromise the Claim with the consent of the Claimant, such consent not to be unreasonably withheld; and

(4)
the Non-Claimant Party agrees to consult with the Claimant in relation to the conduct of the Claim and not take or persist in any course that might reasonably be regarded as harmful to the goodwill, reputation, affairs or operation of the Non-Claimant Party and/or the Claimant.

8.5	Party not liable

A Party (“Claiming Party”) is not liable to the other Party (“Non-Claiming Party”) for any Claimunder or in relation to or arising out of this agreement including a breach of a Warranty:

(1)	if the Claiming Party has failed to comply with clause 8.1 or clause 8.2 as the case may be;

(2)	if the Claim is as a result of or in consequence of any voluntary act, omission, transaction or arrangement of or on behalf of the Claiming Party after Completion;

(3)	if the Claim is as a result of or in respect of any legislation not in force at the date of this agreement (including legislation which takes effect retrospectively);

(4)	to the extent that the Claim arises or is increased as a result only of an increase in the rates, method of calculation or scope of taxation after Completion;

(5)	to the extent that the Claim arises or is increased as a result of any change in accounting standards after Completion;

(6)
if the Claim arises or is increased as a result of action taken or not taken by the Non-Claiming Party after consultation with and the prior written approval of the Claiming Party made with specific reference to this agreement; or

(7)	if the Claim is based on a matter fairly and clearly disclosed in the Seller Disclosure Materials.

8.6	Recovery

Where the Claiming Party is or is likely to be entitled to recover from some other person any sum in respect of any matter or event which could give rise to a Claim (“Recovered Sum”), and if so required by the Non-Claiming Party, the Claiming Party will, at the Non-Claiming Party’s expense:

(1)	take all reasonable steps to recover that sum before making the Claim;

(2)	keep the Non-Claiming Party at all times fully and promptly informed of the conduct of such recovery; and

(3)	reduce the amount of the Claim by the amount of the Recovered Sum less the amount of costs and expenses incurred in connection with the recovery.

If the recovery is delayed until after the Claim has been paid by Non-Claiming Party to the Claiming Party, the Recovered Sum will be paid to the Non-Claiming Party.

8.7	Time limit on Claim

(a)
A Party may not make any Warranty Claim under this agreement or any other Claim under this agreement unless reasonable details of the Claim have been notified to the other Party in accordance with clause 8.1 or clause 8.2within 6 months from the Completion Date.

(b)
A Claim (whether a Warranty Claim or any other Claim under this agreement) will not be enforceable against a Party and is to be taken for all purposes to have been withdrawn unless any legal proceedings in connection with the Claim are commenced within 3 months after written notice of the Claim is served on such Party in accordance with clause 8.1 or clause 8.2.

(c)	None of the limitations contained in this clause 8.7shall apply to Claims arising by reason of fraud or deliberate concealment.

8.8	Minimum amount of Claim

A Party may not make any Claim under this agreement including for a breach of Warrantyif the amount of the Claim is less than US$250,000.

8.9	Maximum Liability

A Party’s total liability for loss or damage of any kind however caused, in contract, tort, (including negligence), under any statute or otherwise from or relating in any way to this agreement or its subject matter is limited in aggregate for any and all Claims (including, for the avoidance of doubt, any and all Warranty Claims)to one-half of the Consideration.

8.10	Insured Claim or loss

The Non-Claiming Party will not be liable for any Claim under or in relation to or arising out of this agreement including a breach of a Warranty unless the Non-Claiming Party has been given a reasonable opportunity to make a Claim under any insurance policy held by the Non-Claiming Party which may cover that Claim and that Claim has been denied in whole or in part by the relevant insurer.  If the Claiming Party has still incurred some damage or Loss, that remaining amount will be the amount of the Claimant Party’s Loss for the purposes of this agreement.

8.11	Act or omission after Completion

The Non-Claiming Party’s liability to the Claiming Party for loss or damage of any kind in contract, tort (including negligence), under any statute or in relation to or arising out of this agreement including a breach of a Warranty will be reduced to the extent that the Claim arises or is increased as a direct result of or is caused directly by any gross negligent or wilful act or omission after Completion by the Claiming Party.

8.12	Later recoveries

If, after the Non-Claiming Party has made a payment to the Claiming Party pursuant to a Claim under or in relation to or arising out of this agreement, including a breach of a Warranty, the Claiming Party receives a payment or benefit from a Person other than the Non-Claiming Party in relation to the fact, matter or circumstance to which the Claim related, then the Claiming Party must repay to the Non-Claiming Party the amount received from the Non-Claiming Party or, if less, the amount of the payment or benefit which was received by the Claiming Party  (as the case may be).

8.13	Obligation to mitigate

Nothing in this clause 8 in any way restricts or limits the general obligation at Law of the Claiming Party to mitigate any Loss or damage which it may incur in consequence of any breach by the Non-Claiming Party of the terms of this agreement, including a breach of a Warranty.

8.14	Tax benefit

In calculating the Liability of the Non-Claiming Party for a Claim arising under, in relation to or arising out of this agreement, including a breach of any Warranty, any tax benefit or reduction received by the Claiming Party as a result of the loss or damage arising from that breach must be taken into account.

9	Default

9.1	Failure by a Party to Complete

If a Party does not Complete and/or fails or is unable to comply with any of its obligations specified in clause 5 (other than as a result of default by the other Party), the non-defaulting Party may:

(1)
without prejudice to any other rights or remedies under this agreement or under the Law, give the defaulting Party notice requiring it to Complete within 7 days (or such longer period as the Parties may agree in writing) of receipt of the notice in which case, the provisions of clause 5 shall apply to any Completion as so deferred by the operation of this clause 9.1; or

(2)	provided there has been no material failure to comply with the obligations, proceed to Completion so far as practicable; or

(3)	choose either to proceed for specific performance or terminate this agreement. In either case, the non-defaulting Party may seek damages for the default.

9.2	Effect of termination

If this agreement is terminated under clause 9.1(3) then, in addition to any other rights, powers or remedies provided by Law:

(1)	subject to clause 9.2(2) below, each Party is released from its obligations under this agreement other than in relation to clauses 1, and 10 to 15 (inclusive);

(2)	each Party retains the rights it has against any other Party in connection with any breach or Claim that has arisen before termination or as a consequence of termination;

(3)
the Buyer must return to the Seller all documents and other materials in any medium in its possession, power or control which contain any Confidential Information relating to the Seller,the Seller Group, the Project or the Project Business.

10	Confidential Information

10.1	Confidential Information

No Confidential Information may be disclosed or used by the Receiving Party to any person except:

(1)	to Representatives of the Receiving Party or its Related Parties requiring the information for the purposes of this agreement;

(2)	with the prior written approval of the Disclosing Party;

(3)	if the Receiving Party is required to do so by Law, a stock or securities exchange or any Government Agency having jurisdiction over the Receiving Party;

(4)	if the Receiving Party is required to do so in connection with legal, judicial, arbitration or other similar proceedings relating to or arising out of this agreement; or

(5)
if the disclosure is required to enable the Receiving Party to enforce its rights under this agreement or to vest the full benefit of this agreement to the Receiving Party, only to the extent and to such persons as may be necessary therefor.

10.2	Disclosure of Confidential Information

If the Receiving Party discloses information under clauses 10.1(1), 10.1(2) or 10.1(5), the Receiving Party must use its reasonable endeavours to ensure that recipients of the Confidential Information do not disclose the Confidential Information.

10.3	Use of Confidential Information Subject to clause 10.1, prior to Completion, no Party may use any Confidential Information except for the purpose of performing its obligations under this agreement.

10.4	Excluded Information Clauses 10.1, 10.2 and 10.3 do not apply to Excluded Information.

10.5
Delivery of materials

Prior to Completion, the Receiving Party must, on the request of the Disclosing Party, immediately deliver to the Disclosing Party or otherwise destroy all documents or other materials containing or referring to Confidential Information of the Disclosing Party, which are:

(1)	in the Receiving Party’s possession, power or control; or

(2)	in the possession, power or control of persons who have received Confidential Information under clauses 10.1(1) or 10.1(2).

10.6	Survival of termination This clause 10 will survive termination of this agreement.

11	Announcements

11.1
Public announcements

Subject to clause 11.2 no Party may, before or after Completion, make or send a public announcement, communication or circular concerning the transactions referred to in this agreement unless it has first obtained the written consent of the other Party which consent is not to be unreasonably withheld or delayed.

11.2
Public announcements required by Law

Clauses 10.1 and 11.1 do not apply to a public announcement, communication or circular required by Law or a regulation of a stock or securities exchange, provided, however the Disclosing Party shall provide the other Party reasonable opportunity to review such announcement prior to its release.

12	Costs and stamp duty

12.1	Legal costs

(1)
The Seller and the Buyer agree to, and shall be responsible to, pay their own legal and other costs and expenses incurred in connection with the negotiation, preparation, execution and completion of this agreement and other related documentation, except otherwise stated in this agreement.

(2)
The costs and expenses incurred in connection with preparation, execution and lodgement of the instrument of transfer and the registration of the Sale Share under the Buyer’s name shall be exclusively borne by the Buyer.

12.2
Stamp duty

All stamp duty (including fines and penalties) chargeable, payable or assessed in relation to this agreement and the transfer of the Sale Share to the Buyer, if applicable shall be borne by the Parties in equal shares.

13	Notices and other communications

13.1
Form - all communications

Unless expressly stated otherwise in this agreement, all notices, certificates, consents, approvals, waivers and other communications in connection with this agreement (“Communications”) must be:

(1)	in writing;

(2)	in English or accompanied by a certified translation into English;

(3)	signed by the sender (if an individual) or an Authorised Officer of the sender; and

(4)	marked for the attention of the person identified in the Details or, if the recipient has notified otherwise, then marked for attention in the way last notified.

13.2
Form - communications sent by email

Communications sent by email need not be marked for attention in the way stated in clause 13.1. However, the email must state the first and last name of the sender.

Communications sent by email are taken to be signed by the named sender.

13.3	Delivery Communications must be either:

(1)	left at the address set out or referred to in the Details;

(2)	sent by prepaid registered post (airmail if appropriate) to the address set out or referred to in the Details;

(3)	sent by fax to the fax number set out or referred to in the Details;

(4)	sent by email to the address set out or referred to in the Details; or

(5)	given in any other way permitted by Law.

However, if the intended recipient has notified a changed address, fax number or email address then the Communication must be to that address, fax number or email address.

13.4	When effective Communications take effect from the time they are received or taken to be received under clause 13.5 (whichever happens first) unless a later time is specified or agreed by the Parties.

13.5	When taken to be received Communications are taken to be received:

(1)	if delivered personally, on delivery;

(2)	if sent by post, three days after posting (or seven days after posting if sent from one country to another);

(3)	if sent by fax, at the time shown in the transmission report produced by the relevant fax as the time that the whole fax was sent successfully to the fax number of the recipient; or

(4)	if sent by email, when the sender receives a message confirming delivery.

13.6
Receipt outside business hours

Despite clauses 13.4 and 13.5, if Communications are received or taken to be received under clause 13.5 after 5.30pm in the place of receipt or on a non-Business Day, they are taken to be received at 9.00am on the next Business Day and take effect from that time unless a later time is specified or agreed by the Parties.

14	Miscellaneous

14.1
Discretion in exercising rights

A Party may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions), unless this agreement expressly states otherwise.

14.2
Partial exercising of rights

If a Party does not exercise a right or remedy fully or at a given time, the Party may still exercise it later. No delay or failure by a Party to exercise or enforce (in whole or in part) any right provided by this agreement or by Law shall operate as a release or waiver, or in any way limit that Party’s ability to further exercise or enforce that, or any other right.

14.3
No liability for loss

A Party is not liable for Loss caused to the other Party by the exercise or attempted exercise of, failure to exercise by the first-mentioned Party, or delay in exercising a right or remedy available to it under this agreement.

14.4
Treatment of withholding and deductions

If any Party is required by any applicable law to make any deduction by way of withholdings, set-offs or counterclaims from any amount payable to the other Party under this agreement, then the amount so payable by the paying Party shall be increased to the extent necessary to ensure that, after the making of that payment, the receiving Party receives and retains (free from any liability in respect of that deduction) a net amount equal to the amount which it would have received and so retained had no such withholding, set-offs or counterclaims been made.

14.5	Approvals and consents By giving its approval or consent a Party does not make or give any warranty or representation as to any circumstance relating to the subject matter of the consent or approval.

14.6	Conflict of interest The Parties’ rights and remedies under this agreement may be exercised even if it involves a conflict of duty or a Party has a personal interest in their exercise.

14.7	Remedies cumulative The rights and remedies provided in this agreement are in addition to other rights and remedies given by Law independently of this agreement.

14.8	Rights and obligations are unaffected Rights given to the Parties under this agreement and the Parties’ liabilities under it are not affected by anything which might otherwise affect them by Law.

14.9
Amendment

No variation or waiver of, or any consent to any departure by a Party from, a provision of this agreement is of any force or effect unless it is confirmed in writing signed by the Parties and then that variation, waiver or consent is effective only to the extent for which it is made or given.

14.10
Waiver

The failure, delay, relaxation or indulgence on the part of any Party in exercising any power or right conferred upon that party by this agreement does not operate as a waiver of that power or right, nor does any single exercise of any power or right preclude any other or further exercise of it or the exercise of any other power or right under this agreement.

14.11	No merger The Warranties and undertakings in this agreement do not merge and are not extinguished on Completion and will survive after Completion.

14.12
Further steps

Each Party agrees, at its own expense, to do anything the other Party asks (such as obtaining consents, signing and producing documents and getting documents completed and signed) as may be necessary or desirable to give full benefit and effect to the provisions of this agreement and the transactions contemplated by it.

Where any obligation pursuant to this agreement is expressed to be undertaken or assumed by any Party, such obligation shall be construed as requiring the Party concerned to exercise all rights and powers of control over the affairs of any other Person which that Party is able to exercise (whether directly or indirectly) in order to secure performance of such obligation.

14.13
Time of the essence

Time is of the essence in this agreement in respect of any date, times or period determined under this agreement and as regards any date, time and period which may be substituted for them in accordance with this agreement or by agreement in writing between the Parties.

14.14	Entire agreement

(1)
So far as is permitted by Law, this agreement constitutes the entire agreement of the Parties about its subject matter and supersedes all previous written or oral agreements, understandings and negotiations on that subject matter, including the term sheet dated 12 July 2012 signed by the Seller and the Buyer.

(2)
Each of the Parties acknowledges and agrees that it has not entered into this agreement in reliance on any statement or representation of any person (whether a party to this agreement or not) other than as expressly incorporated in this agreement and the documents referred to or incorporated in this agreement.

(3)
Without limiting the generality of the foregoing, each of the Parties irrevocably and unconditionally waives any right or remedy it may have to claim damages and/or to rescind this agreement by reason of any misrepresentation (other than a fraudulent misrepresentation) having been made to it by any person (whether party to this agreement or not) and upon which it has relied in entering into this agreement.

(4)
Each of the Parties acknowledges and agrees that the only cause of action available to it under the terms of this agreement and the documents referred to or incorporated in this agreement shall be for breach of contract.

(5)	Nothing contained in this agreement or in any other document referred to or incorporated in it shall be read or construed as excluding any liability or remedy as a result of fraud.

14.15
Severability

If the whole of any part of a provision of this agreement is void, unenforceable or illegal in a jurisdiction, then such provision shall, as to such jurisdiction, (so far as it is invalid, illegal or unenforceable) be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating any of the remaining provisions of this agreement, and any such invalidity, illegality or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.  This clause has no effect if the severance alters the basic nature of this agreement or is contrary to public policy.

14.16
Knowledge and belief

Subject to clause 7.5, any statement made by a Party on the basis of its knowledge, information, belief or awareness, is made on the basis that the Party has, in order to establish that the statement is accurate and not misleading in any material respect, made all reasonable enquiries of its officers, managers and employees who could reasonably be expected to have information relevant to matters to which the statement relates.

14.17
Good faith

All transactions entered into between the Parties under this agreement shall be conducted in good faith and on the basis set out or referred to in this agreement or, if not provided for in this agreement, as may be agreed by the Parties and, in the absence of such agreement, on an arm's length basis. Each Party shall at all times act in good faith towards the other Party and shall use all reasonable endeavours to ensure that this agreement is observed. Each Party shall do all things necessary to achieve compliance with this clause 14.17.

14.18
Specific Performance

Without prejudice to any other rights or remedies which a Party may have under this agreement, the Parties acknowledge and agree that damages may not be an adequate remedy for any breach of this agreement and the remedies of injunction, specific performance and other non-monetary remedies (in addition to damages) as permitted by Law are appropriate for any threatened or actual breach of any provision of this agreement and no proof of damages shall be necessary for the enforcement of rights under this agreement.

14.19
Counterparts

This agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which when executed and delivered shall be an original, but all of the counterparts shall together constitute one and the same instrument. A Party may execute this agreement on a facsimile or PDF copy counterpart and deliver its signature by facsimile or email (as the case may be). A facsimile or PDF copy counterpart sent by facsimile machine or email (as the case may be) (a) must be treated as an original counterpart, (b) is sufficient evidence of the execution of the original and delivery of the counterpart, and (c) may be produced in evidence for all purposes in place of the original.

15	Governing Law and jurisdiction

15.1	Governing Law This agreement shall be governed and construed in accordance with the laws of Hong Kong.

15.2	Arbitration

(a)
Any Action arising out of or in connection with this agreement, including the breach, termination or invalidity of this agreement, shall be referred to and finally resolved by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrators shall be one.

(b)
The seat of arbitration shall be Hong Kong. The language to be used in the arbitral proceedings shall be English. The decision of the arbitrators shall be final and binding. The Parties hereby exclude any right of appeal to any court which might otherwise have jurisdiction in the matter. The foregoing shall not preclude any Party from seeking interim relief or orders for interim preservation in any court of competent jurisdiction, at any time before and after the arbitration tribunal has been appointed, up until the arbitration tribunal has made its final award.  Any such application to court shall not demonstrate an intention to act inconsistently in any way with the agreement to settle disputes by arbitration set out in this clause 15.2.

(c)
The Parties agree that any arbitration award rendered in accordance with the provisions of this clause 15 may be enforced by any court having jurisdiction over the Parties or over the Parties’ assets wherever the same may be located.

(d)
Each Party hereby warrants and agrees that it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or legal process and hereby waives any right it may have to make any such claim.  The parties hereby exclude any right of appeal to any court which might otherwise have jurisdiction in the matter.

16
Supervening legislation

Any present or future legislation which operates to vary the obligations of a Party in connection with this agreement with the result that another Party’s rights, powers or remedies are adversely affected (including, by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by Law.

DULY EXECUTED as an agreement by the Parties or their Authorised Officer on the day and year written on the signing page.

Schedule 1 – Seller Warranties

The Seller represents and warrants to the Buyer that each of the following statements is correct and not misleading in any material respect on the date of this agreement and will be correct and not misleading as at the Completion Date as if made on that date:

1	The Seller Group

1.1
Seller Group

The shareholding structure of the Seller Group set out in Schedule 3 is accurate in all material aspects.

The details of the Seller Group Companies set out in Schedule 4 is accurate in all material aspects.

1.2	Incorporation Each Seller Group Company is validly incorporated and duly registered under the laws of its jurisdiction of incorporation.

1.3
Power

Each of the Seller Group Companies has all power and authority to own its properties and assets and to carry on its activities as they are now being conducted and as presently proposed to be conducted. To the best of the Seller’s knowledge, no person has made a Claim to be entitled to an Encumbrance affecting any material assets owned by a Seller Group Company.

1.4
Solvency

None of the Seller Group Companies is insolvent or, so far as the Seller is aware, unable to pay its debts as they fall due.

There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning any Seller Group Companies and no events have occurred which would justify such proceedings.

No order has been made or petition presented or resolution passed for the bankruptcy, winding up, liquidation or dissolution of any Seller Group Company and no distress, injunction, demand, execution or other process has been levied on the Seller Group or the Seller Group’s assets.

There is no any receivership of the whole or any part of the undertaking or assets of any Seller Group Companies.

1.5
PRC registrations

PAPL SX is registered to conduct business of “CBM exploration in Zijinshan area, Lin prefecture, Shanxi province” in the Shanxi Province of the PRC and has registered the Representative Office in Beijing.

2	Shares and the Interests

2.1	Proportion of capital The Sale Share comprises 100% of the issued and outstanding capital of PAPL and is fully paid.

2.2	Title

(a)	The Seller is the sole exclusive and rightful owner of the Sale Share. The Sale Share was allotted and issued in accordance with the constitutional documents of PAPL.

(b)
The Seller is the exclusive and rightful owner and is therefore entitled to sell and transfer or procure the sale and transfer, against payment in full thereof, of the full legal and beneficial ownership of the Sale Share to the Buyer, with all rights attaching thereto, according to the Law and on the terms set out in this agreement.

2.3	No Encumbrances There are no Encumbrances over the Sale Share.

2.4
No restriction

Subject to fulfilment of the Conditions Precedent, there is no restriction on the transfer of the Sale Share to the Buyer. The Seller has the right, power and authority to sell and transfer the Sale Share with all rights now and hereafter attaching thereto, including the right to all dividends hereafter paid (in the case of Sale Share), declared or made in respect thereof, without the approval or consent of any other party.

2.5
Consents

Subject to fulfilment of the Conditions Precedent, the Seller has obtained all consents necessary and conducted all necessary filings or registration or any other requirement of any Government Agency to enable it to transfer the Sale Share to the Buyer.

3	Power and authority

3.1
Authority

The Seller has obtained all corporate authorisations and other governmental, statutory, regulatory or other consents, license or authorisations required to empower it to enter into and perform its obligations under this agreement where failure to obtain them would adversely affect to a material extent its ability to enter into or perform its obligations under this agreement.

3.2	Binding obligations This agreement when executed by each of the Parties to it shall constitute legal, valid and binding obligations of the Seller, enforceable against it in accordance with its terms.

3.3
No impediment

The execution by the Seller of, and performance by the Seller of its obligations under this agreement does not breach in any aspect any provision of any applicable Law or any Encumbrance or document which is binding on the Seller and does not result in any material breach of any obligations (including any statutory, contracted or fiduciary obligations) or material default under any agreement or undertaking to which the Seller is a party or is bound.

4	Accounts

4.1	Seller Accounts The Seller Accounts:

(a)
were prepared in accordance with applicable Laws, generally accepted accounting principles, standards and generally accepted accounting practice generally accepted in the United States of America (U.S. GAAP) and commonly adopted by companies carrying on businesses similar in all material respects to that carried on by the Seller Group in preparing management accounts (“Standards”) and on a basis consistent with that adopted in preparing the audited accounts for the one financial year immediately preceding the financial year to which the Accounts relate;

(b)	fairly present each of the financial position and the performance of the Seller Group for the financial period ended on the Accounts Date and the Latest Accounts Date;

(c)
fairly present in all material respects the state and affairs of the Seller Group Companies to which they relate and its or their material assets and material liabilities on the relevant accounts date;

(d)	are not affected by any unusual, exceptional, extraordinary or non-recurring items which are not disclosed therein, to the extent disclosure is required by the relevant Standards.

4.2
Position since the Latest Accounts Date

Since the Latest Accounts Date, each of the Seller Group Companies has been operated in the ordinary course in all material respects and (save for transactions contemplated under this agreement), no Seller Group Company has:

(a)	disposed of any of its materials assets except in the ordinary and normal course of business at the fair market values of the assets concerned;

(b)	declared made or paid any dividend or made any other distribution out of profits, reserves or capital except as provided in the Seller Accounts; or

(c)	issued or agreed to issue any share or loan capital.

5
Assets

All material assets included in Seller Accounts or acquired by the Seller Group or which have otherwise arisen since the Latest Accounts Date, other than any assets disposed of or realised in the ordinary and usual course of business:

(a)	are legally and beneficially owned by the Seller Group free from any Encumbrances; and

(b)	are in the possession or under the control of the Seller Group.

6	Litigation

6.1
Current Litigation and investigations

None of the Seller Group Companies is a party to or the subject of any Action or arbitration proceedings which, if adversely determined, may have a Material Adverse Effect on the Seller Group and there are no unfulfilled or unsatisfied judgments or court orders against the Seller Group.

6.2
Pending, threatened or anticipated Actions

So far as the Seller is aware, there is no Action threatened or anticipated against any of the Seller Group Companies which, if decided against them, may have a Material Adverse Effect on the Seller Group and/or its assets. None of the Seller Group Companies have received any written notice of any law suits which are pending or threatened against it.

7	Tax and Duty

7.1
Taxes paid

To the best of the Seller’s knowledge, all Taxes, levies, assessments, contributions, fees, rates, duties, and other governmental or municipal charges or impositions (other than those which may be still paid without penalty or interest) for which the Seller Group Companies are liable, including any penalty or interest, have been paid insofar as such is ought to be paid prior to or on the date of this agreement.

The Seller is not aware of any pending or threatened tax or duty audit relating to any Seller Group Companies.

7.2
No tax disputes

None of the Seller Group Companies is in dispute with any tax authority and no such dispute is pending or threatened. No act or transaction has been effected in consequence of which any Seller Group Company is or may be held liable for any tax primarily chargeable against some other person.

Schedule 2 – Buyer Warranties

The Buyer represents and warrants to the Seller that each of the following statements is correct and not misleading in any material respect on the date of this agreement and will be correct and not misleading as at the Completion Date as if made on each of those dates:

1	The Group

1.1
Buyer Group

The shareholding structure of the Buyer Group set out in Schedule 5 is accurate in all material aspects.

The details of the Seller Group Companies set out in Schedule 6 is accurate in all material aspects.

1.2	Incorporation Each Buyer Group Company is validly incorporated in all applicable jurisdictions.

1.3
Power

Each of the Buyer Group Companies are duly organised, validly existing and in good standing under, and by virtue of, the Laws and has all power and authority to own its properties and assets and to carry on its activities as they are now being conducted and as presently proposed to be conducted.

1.4
Compliance with constituent documents

The affairs of each of the Buyer Group Companies are being conducted in accordance with its articles of association and all other constitutional documents, if any.

1.5
Good standing

To the best of the Buyer’s knowledge, all corporate or other documents required to be filed or registered in respect of the Buyer Group with the relevant authorities have been duly filed.

The Buyer Group has not received any written notice that it is subject to any material investigation or enquiry by any Government Agency or under any statutory provision, which if adversely determined, may have a Material Adverse Effect on the Buyer Group.

To the best of the Buyer’s knowledge, each of the Buyer Group Companies has not itself or vicariously committed any breach of any statutory provision, order, by-law or regulation binding upon it or of any provision of its Constitution or any deed, agreement or license to which it is a party or of any covenant, mortgage, charge of debenture given by it which will have a Material Adverse Effect on the Buyer Group.

1.6
Solvency

No order has been made or petition presented or resolution passed for the bankruptcy, winding up, liquidation or dissolution of any Buyer Group Company and no distress, injunction, demand, execution or other process has been levied on the Buyer Group’s assets.

There is no any receivership of the whole or any part of the undertaking or assets of any Buyer Group Companies.

2	Shares and the Interests

2.1	Proportion of capital

(a)	The Buyer has an issued share of 243,025,883 ordinary Shares as at t he date of this agreement.

(b)	The Consideration Shares comprise approximately 4% of the issued and outstanding capital of the Buyer as at the date of this agreement.

(c)
As at the date of this agreement, no Persons, firm or corporation has any agreement or option, or right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option, for the purchase from the Buyer Group of any unissued Shares of the Buyer Group.

2.2
Title

Each Buyer Group Company has complied in all material respects with all legal requirements relating to the issue of its shares including (but without prejudice to the generality of the foregoing) duly registering such shares and duly registering the relevant share issuance decision and share issuance report on the results of the share issuance and so far as the Buyer is aware there exist no lawful grounds for contesting the issue of the respective shares.

2.3
Issue of the Consideration Shares

The Consideration Shares will be allotted and issued in accordance with the constitutional documents of the Buyer and all relevant Laws.

The issuance of the Consideration Shares will not result in a violation or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of:

(a)	its or any of its subsidiary’s constitution, articles, by-laws or other governing documents,

(b)	any material agreement or material understanding with any Person holding an ownership interest in any subsidiary of the Buyer Group;

(c)	any applicable Law, regulation, order, judgment or decree, or any policy of any Government Agency; or

(d)	any material contract or material license, franchise or permit to which the Buyer Group is bound or is subject

When issued in the manner contemplated in this agreement, the Consideration Shares, on the basis that such may be distributed to shareholders of the Seller, will be duly and validly authorized and credited as fully paid ordinary shares, ranking pari passu with the Buyer’s existing ordinary Shares (including, in respect of all dividends declared or paid subsequent to Completion and in all other respects carry the same rights), and will be free of all liens, charges and Encumbrances, and will be freely tradeable on the ASX.

2.4	No Encumbrances There will be no Encumbrances over the Consideration Shares when such shares are issued, allotted and registered in the name of the Seller.

2.5	No restriction Subject to fulfilment of the Conditions Precedent, there is no restriction on the issue and allotment of the Consideration Shares to the Seller.

2.6
Consents

Subject to fulfilment of the Conditions Precedent, the Buyer has obtained all consents necessary and conducted all necessary filings or registration or any other requirement of any Government Agency to enable it to issue and allot the Consideration Shares to the Seller.

2.7	No breach The issue and allotment of the Consideration Shares does not breach any obligation or agreement binding on the Buyer.

2.8
No commitment for further allotment

As at the date of this agreement, there is no agreement or commitment outstanding which calls for the allotment or issue of, or accords to any person the right to call for the allotment or issue of, any shares or securities in or debentures of or capital in the Buyer Group, other than those arising under the Consideration Shares contemplated under this agreement.

3	Power and authority

3.1	Authority The board of directors of the Buyer have duly adopted all resolutions necessary to authorise the execution and performance of their respective obligations under this agreement.

3.2
Power

Subject to fulfilment of the Conditions Precedent, the Buyer has the full power, without any further consent of any other person, to enter into and perform their respective obligations under this agreement.

3.3
Binding obligations

This agreement when executed by each of the Parties to it shall constitute legal, valid and binding obligations of the Buyer enforceable against each of them in accordance with its terms.

3.4
No impediment

The execution by the Buyer of, and performance by the Buyer of its obligations under this agreement does not breach in any aspect any provision of any applicable Law or any Encumbrance or document which is binding on the Buyer (including any shareholders agreement, mortgage, contract or other undertaking or instrument) and does not result in any material breach of any obligations (including any statutory, contracted or fiduciary obligations) or material default under any agreement or undertaking to which the Buyer is a party or is bound.

4	Compliance with legal requirements

4.1
No breach of constitutional documents or the Law

None of the Buyer Group Companies have done, caused to be done, or is aware of anything which would or could constitute, a material breach of its constitutional documents and/or any applicable Laws and regulations and which may have a Material Adverse Effect on the Buyer Group.

The Buyer has filed and/or published, as the case may be, all reports, schedules, forms, statements and other documents required to be filed or published by it under the Listing Rules and the Securities Laws.  No such filing or publication included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Buyer has complied in all material respects with the Listing Rules and the Securities Laws.

5	Accounts

6.1	Buyer Accounts The Buyer Accounts:

(a)
were prepared in accordance with applicable Laws, generally accepted accounting principles, standards and generally accepted accounting practice and commonly adopted by companies carrying on businesses similar in all material respects to that carried on by the Buyer Group in preparing management accounts (“Buyer Standards”) and on a basis consistent with that adopted in the preparing the audited accounts for the one financial year immediately preceding the financial year to which the accounts relate;

(b)	give a true and fair view of each of the financial position and the performance of the Buyer Group for the financial period ended on the Accounts Date and the Latest Accounts Date;

(c)	disclose all the fixed and current assets, liabilities and capital commitments (actual, contingent or otherwise) of the Buyer Group on the Account Date and the Latest Accounts Date;

(d)
make, in accordance with the Law and generally accepted accounting principles, appropriate provision and/or reserve adequate to cover all known liabilities (whether quantified, contingent or otherwise) of the Buyer Group, including but not limited to Tax, all known or anticipated bad and doubtful debts, redundant, obsolete, excessive or slow moving stock of the Buyer Group; and

(e)	are not affected by any unusual, exceptional, extraordinary or non-recurring items which are not disclosed therein, to the extent disclosure is required by the Buyer Standards.

6.2
Position since the Accounts Date

Since the Latest Accounts Date no event has occurred as regards any Buyer Group Company which would entitle any Third Party to terminate any material contract or any material benefit enjoyed by it.

Since the Latest Accounts Date, none of the Buyer Group Companies have (save for transactions contemplated under this agreement):

(1)	disposed of any of its material assets except in the ordinary and normal course of business at the fair market values of the assets concerned;

(2)
entered into any transaction or knowingly incurred any liabilities (actual or contingent) or made any payment not provided for in the Buyer Accounts except, in each case, in the ordinary course of trading;

(3)	defaulted in any material contractual obligations which may have a Material Adverse Effect on the Buyer Group;

(4)	declared made or paid any dividend or made any other distribution out of profits, reserves or capital except as provided in the Buyer Accounts; and

(5)	issued or agreed to issue any share or loan capital.

Since the Latest Accounts Date, there has not been no Material Adverse Effect to the financial position, business or property, results of operations, prospects of any Buyer Group Company or Buyer Group taken as a whole.

6
Assets

All material assets included in the Buyer Accounts or acquired by the Buyer Group or which have otherwise arisen since the Latest Accounts Date, other than any assets disposed of or realised in the ordinary and usual course of business:

(a)	are legally and beneficially owned by the Buyer Group free from any Encumbrances; and

(b)	are in the possession or under the control of the Buyer Group.

7	Litigation

9.1
Current Litigation and investigations

None of the Buyer Group Companies are a party to or the subject of any Action or arbitration proceedings which, if adversely determined, may have a Material Adverse Effect on the Buyer Group and there are no unfulfilled or unsatisfied judgments or court orders against the Buyer Group.

9.2
Pending, threatened or anticipated Actions

So far as the Buyer is aware, there is no Action threatened or anticipated against any of the Buyer Group Companies which, if decided against them, may have a Material Adverse Effect on the Buyer Group and/or their assets. None of the Buyer Group Companies have received any written notice of any law suits which are pending or threatened against it.

8	Tax and Duty

10.1
Taxes paid

To the best of the Buyer’s knowledge, all Taxes, levies, assessments, contributions, fees, rates, duties, and other governmental or municipal charges or impositions (other than those which may be still paid without penalty or interest) for which the Buyer Group Companies are liable, including any penalty or interest, have been paid insofar as such is ought to be paid prior to or on the date of this agreement.  The Buyer is not aware of any pending or threatened tax or duty audit relating to any Buyer Group Companies.

10.2
No tax disputes

None of the Buyer Group Companies is in dispute with any tax authority and no such dispute is pending or threatened. No act or transaction has been effected in consequence of which any Buyer Group Company is or may be held liable for any Tax primarily chargeable against some other person or person.

Schedule 3 – Seller Group Chart

*Accurate up to immediately prior to Completion only

Schedule 4 – Details of Seller Group Companies

*Accurate up to immediately prior to Completion only

Name	Pacific Asia Petroleum, Limited	Pacific Asia Petroleum (HK) Ltd.

Company number	1168079	1235483

Place of incorporation	Hong Kong	Hong Kong

Date of incorporation	18 September 2007	8 May 2008

Registered office	601 Prince’s Building, Chater Road, Central, Hong Kong	601 Prince’s Building, Chater Road, Central, Hong Kong

Authorized share capital	HK$10,000 divided into 10,000 shares of HK$1 each	HK$10,000 divided into 10,000 shares of HK$1 each

Issued share capital	HK$1 represented by 1 share	HK$1 represented by 1 share

Directors	Wong Chung Chee, Heidi Courtright Jeffrey Scott Lawal Kase Lukman	Wong Chung Chee Heidi Courtright Jeffrey Scott Lawal Kase Lukman

Corporate secretary	Wilgrist Nominees Limited	Wilgrist Nominees Limited
Shareholder	CAMAC Energy, Inc.	Pacific Asia Petroleum, Limited
Status	Active	Dormant

Share Sale and Purchase Agreement

Details of PRC registrations of Pacific Asia Petroleum, Limited

Registration type	Resident Representative office of Foreign (Region) Enterprise in China	Business Licence (Exploration and Development of Mineral Resources)
Registration organ	Beijing Administration of Industry and Commerce of the PRC	Shanxi Administration for Industry and Commerce of the PRC

Certificate number	110000400192597	1400000500000183

Name of office / enterprise	Pacific Asia Petroleum Limited Beijing Representative Office	Pacific Asia Petroleum Limited (referred in this agreement as PAPL SX)

Date of registration	10 October 2011	10 March 2011

Chief representative/ responsible person	Heidi Wong	Heidi Wong

Scope of business	Non-profiting business activities in relation to affiliated foreign (region) company	CBM exploration in the Zijinshan are, Lin prefecture, Shanxi province

Address	Room 508A, 4th Floor, Nexus Centre, 19A Dong San Huan Bei Lu, Chaoyang District, Beijing, PRC	Room 807-A, 3rd Building, 9 Sci-tech Street, Taiyuan City, Shanxi Province, PRC

Effective period	16 April 2008 to 17 September 2012	18 July 2008 and 18 July 2015

Share Sale and Purchase Agreement

Schedule 5 – Buyer Group Chart

Share Sale and Purchase Agreement

Schedule 6 – Details of Buyer Group Companies

*Accurate up to immediately prior to Completion only
Company	Country of Incorporation	No of shares	Issue price	Total capital	Held by
Ikh Zuchi Resources Ltd	Mongolia	100,000	US$1	US$100,000	Leyshon Resources
China Metals Pty Ltd	Australia	1	A$1	A$1	Leyshon Resources
South Gobi Coal Company Ltd	Cayman Islands	1	US$1	US$1	Leyshon Resources
Xinjiang Exploration & Development Ltd	British Virgin Islands	1	US$1	US$1	China Metals Pty Ltd
Chang Xing Ltd	British Virgin Islands	2	US$1	US$2	Leyshon Resources
Trident Investment Ltd	Hong Kong	1	HK$1	HK$1	Chang Xing Ltd
Beijing North Asia Mining Management And Consulting Co.,Ltd	People's Republic of China	N/A	N/A	US$1,200,000	Trident Investment Ltd

Share Sale and Purchase Agreement

Annexure 1 – List of Data Room Contents

S/N	File Name	Location
1-001	Ordos Basin_EN.pdf	Zijinshan Data Room/1st round data
1-002	Zijinshan Introduction 2011 11 2 Chinese.pdf	Zijinshan Data Room/1st round data
1-003	Zijinshan Introduction 2011 11 2 English.pdf	Zijinshan Data Room/1st round data
1-004	Zijinshan PSC Assets.pdf	Zijinshan Data Room/1st round data
1-005	Zijinshan Block Map.pdf	Zijinshan Data Room/1st round data
1-006	Zijinshan Topograph.pdf	Zijinshan Data Room/1st round data
2-001	Gas log data of ZJS1.pdf (xls)	Zijinshan Data Room/2nd round data/20120208/Gas_Log
2-002	Gas log data of ZJS2 Original Borehole.pdf (xls)	Zijinshan Data Room/2nd round data/20120208/Gas_Log
2-003	Gas log data of ZJS2 Sidetrack Borehole.pdf (xls)	Zijinshan Data Room/2nd round data/20120208/Gas_Log
2-004	Gas log data of ZJS3.pdf (xls)	Zijinshan Data Room/2nd round data/20120208/Gas_Log
2-005	Gas log data of ZJS4.pdf (xls)	Zijinshan Data Room/2nd round data/20120208/Gas_Log
2-006	p_impedance_ZJS08-01.sgy	Zijinshan Data Room/2nd round data/20120208/Seismic_Inversion
2-007	p_impedance_ZJS08-02.sgy	Zijinshan Data Room/2nd round data/20120208/Seismic_Inversion
2-008	p_impedance_ZJS08-03.sgy	Zijinshan Data Room/2nd round data/20120208/Seismic_Inversion
2-009	p_impedance_ZJS08-04.sgy	Zijinshan Data Room/2nd round data/20120208/Seismic_Inversion
2-010	p_impedance_ZJS08-05.sgy	Zijinshan Data Room/2nd round data/20120208/Seismic_Inversion
2-011	p_impedance_ZJS08-06.sgy	Zijinshan Data Room/2nd round data/20120208/Seismic_Inversion
2-012	p_impedance_ZJS08-07.sgy	Zijinshan Data Room/2nd round data/20120208/Seismic_Inversion
2-013	p_impedance_ZJS08-08.sgy	Zijinshan Data Room/2nd round data/20120208/Seismic_Inversion
2-014	s_impedance_ZJS08-01.sgy	Zijinshan Data Room/2nd round data/20120208/Seismic_Inversion
2-015	s_impedance_ZJS08-02.sgy	Zijinshan Data Room/2nd round data/20120208/Seismic_Inversion
2-016	s_impedance_ZJS08-03.sgy	Zijinshan Data Room/2nd round data/20120208/Seismic_Inversion
2-017	s_impedance_ZJS08-04.sgy	Zijinshan Data Room/2nd round data/20120208/Seismic_Inversion
2-018	s_impedance_ZJS08-05.sgy	Zijinshan Data Room/2nd round data/20120208/Seismic_Inversion
2-019	s_impedance_ZJS08-06.sgy	Zijinshan Data Room/2nd round data/20120208/Seismic_Inversion
2-020	s_impedance_ZJS08-07.sgy	Zijinshan Data Room/2nd round data/20120208/Seismic_Inversion
2-021	s_impedance_ZJS08-08.sgy	Zijinshan Data Room/2nd round data/20120208/Seismic_Inversion
2-022	Seismic Inversion.pdf	Zijinshan Data Room/2nd round data/20120208/Seismic_Inversion

2-023	ZJS.01.GSTKMIG-FINAL.segy	Zijinshan Data Room/2nd round data/20120208/Seismic_Migrated
2-024	ZJS.02.GSTKMIG-FINAL.segy	Zijinshan Data Room/2nd round data/20120208/Seismic_Migrated
2-025	ZJS.03.GSTKMIG-FINAL.segy	Zijinshan Data Room/2nd round data/20120208/Seismic_Migrated
2-026	ZJS.04.GSTKMIG-FINAL.segy	Zijinshan Data Room/2nd round data/20120208/Seismic_Migrated
2-027	ZJS.05.GSTKMIG-FINAL.segy	Zijinshan Data Room/2nd round data/20120208/Seismic_Migrated
2-028	ZJS.06.GSTKMIG-FINAL.segy	Zijinshan Data Room/2nd round data/20120208/Seismic_Migrated
2-029	ZJS.07.GSTKMIG-FINAL.segy	Zijinshan Data Room/2nd round data/20120208/Seismic_Migrated
2-030	ZJS.08.GSTKMIG-FINAL.segy	Zijinshan Data Room/2nd round data/20120208/Seismic_Migrated
2-031	Seismic Section.pdf	Zijinshan Data Room/2nd round data/20120208/Seismic_Migrated
2-032	ZJS1 E-logging.txt	Zijinshan Data Room/2nd round data/20120208/Wireline_Log
2-033	ZJS1 Well Composite Well-Logging Graph (CH)	Zijinshan Data Room/2nd round data/20120208/Wireline_Log
2-034	ZJS1 Well Composite Well-Logging Graph (EN)	Zijinshan Data Room/2nd round data/20120208/Wireline_Log
2-035	ZJS2 Composite Log Chart (EN).jpg	Zijinshan Data Room/2nd round data/20120208/Wireline_Log
2-036	ZJS2 E-Logging (Primal).txt	Zijinshan Data Room/2nd round data/20120208/Wireline_Log
2-037	ZJS2 E-logging.txt	Zijinshan Data Room/2nd round data/20120208/Wireline_Log
2-038	ZJS2 Well Composite Well-Logging Graph.jpg	Zijinshan Data Room/2nd round data/20120208/Wireline_Log
2-039	ZJS3 E-Logging.txt	Zijinshan Data Room/2nd round data/20120208/Wireline_Log
2-040	ZJS3 Well Composite Well-Logging Graph.jpg	Zijinshan Data Room/2nd round data/20120208/Wireline_Log
2-041	ZJS4 E-Logging.txt	Zijinshan Data Room/2nd round data/20120208/Wireline_Log
2-042	ZJS4 Well Composite Well-logging Graph.jpg	Zijinshan Data Room/2nd round data/20120208/Wireline_Log
2-043	Drilling Turnkey Services Contract for ZJS3 Well.pdf	Zijinshan Data Room/2nd round data/Contracts and Permits
2-044	2012-05-28 ZJS Block Exploration License Renewed to 2014 (EnC).pdf	Zijinshan Data Room/2nd round data/Contracts and Permits
2-045	ZJS1 Gas Content Report (CH).pdf	Zijinshan Data Room/2nd round data/Core and Gas Content Analysis
2-046	ZJS1 Gas Content Report (EN).pdf	Zijinshan Data Room/2nd round data/Core and Gas Content Analysis
2-047	ZJS1 Well Test Report (CH).pdf	Zijinshan Data Room/2nd round data/Core and Gas Content Analysis
2-048	ZJS1 Well Test Report (EN).pdf	Zijinshan Data Room/2nd round data/Core and Gas Content Analysis
2-049	ZJS2 Gas Content Report (CH).pdf	Zijinshan Data Room/2nd round data/Core and Gas Content Analysis
2-050	ZJS2 Gas Content Report (EN).pdf	Zijinshan Data Room/2nd round data/Core and Gas Content Analysis

2-051	ZJS2 ZJS3 ZJS4 Core Analysis Summary.pdf	Zijinshan Data Room/2nd round data/Core and Gas Content Analysis
2-052	ZJS3 Digital Core Analysis Report.pdf	Zijinshan Data Room/2nd round data/Core and Gas Content Analysis
2-053	ZJS4 Digital Core Analysis Report.pdf	Zijinshan Data Room/2nd round data/Core and Gas Content Analysis
2-054	Contract for Drilling Turnkey Services of ZJS1 Well.pdf	Zijinshan Data Room/2nd round data/Drilling Contract
2-055	Contract for Drilling Turnkey Services of ZJS2 Well.pdf	Zijinshan Data Room/2nd round data/Drilling Contract
2-056	Contract for Drilling Turnkey Services of ZJS3 Well.pdf	Zijinshan Data Room/2nd round data/Drilling Contract
2-057	Contract for Drilling Turnkey Services of ZJS4 Well.pdf	Zijinshan Data Room/2nd round data/Drilling Contract
2-058	Termination of Contract for ZJS2 & ZJS3.pdf	Zijinshan Data Room/2nd round data/Drilling Contract
2-059	Well ZJS1 Project Summary (Engineering).pdf	Zijinshan Data Room/2nd round data/Drilling Reports
2-060	Well ZJS2 Project Summary (Engineering).pdf	Zijinshan Data Room/2nd round data/Drilling Reports
2-061	Well ZJS3 Project Summary (Engineering).pdf	Zijinshan Data Room/2nd round data/Drilling Reports
2-062	Well ZJS4 Project Summary (Engineering).pdf	Zijinshan Data Room/2nd round data/Drilling Reports
2-063	1st JMC Minutes.pdf	Zijinshan Data Room/2nd round data/JMC Minutes
2-064	2nd JMC Minutes.pdf	Zijinshan Data Room/2nd round data/JMC Minutes
2-065	3rd JMC Minutes.pdf	Zijinshan Data Room/2nd round data/JMC Minutes
2-066	4th JMC Minutes.pdf	Zijinshan Data Room/2nd round data/JMC Minutes
2-067	5th JMC Minutes.pdf	Zijinshan Data Room/2nd round data/JMC Minutes
2-068	6th JMC Minutes.pdf	Zijinshan Data Room/2nd round data/JMC Minutes
2-069	Joint Account Statement 2009 07.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements
2-070	Joint Account Statement 2009 08.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements
2-071	Joint Account Statement 2009 09.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements
2-072	Joint Account Statement 2009 10.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements
2-073	Joint Account Statement 2009 11.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements
2-074	Joint Account Statement 2009 12.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements
2-075	Joint Account Statement 2010 01.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements
2-076	Joint Account Statement 2010 02.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements
2-077	Joint Account Statement 2010 03.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements
2-078	Joint Account Statement 2010 04.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements
2-079	Joint Account Statement 2010 05.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements

2-080	Joint Account Statement 2010 06.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements
2-081	Joint Account Statement 2010 07.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements
2-082	Joint Account Statement 2010 08.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements
2-083	Joint Account Statement 2010 09.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements
2-084	Joint Account Statement 2010 10.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements
2-085	Joint Account Statement 2010 11.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements
2-086	Joint Account Statement 2010 12.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements
2-087	Joint Account Statement 2011 01.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements
2-088	Joint Account Statement 2011 02.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements
2-089	Joint Account Statement 2011 03.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements
2-090	Joint Account Statement 2011 04.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements
2-091	Joint Account Statement 2011 05.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements
2-092	Joint Account Statement 2011 06.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements
2-093	Joint Account Statement 2011 07.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements
2-094	Joint Account Statement 2011 08.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements
2-095	Joint Account Statement 2011 09.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements
2-096	Joint Account Statement 2011 10.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements
2-097	Joint Account Statement 2011 11.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements
2-098	Joint Account Statement 2011 12.pdf	Zijinshan Data Room/2nd round data/Joint Account Statements
2-099	Joint Account Statement 2011 12.zip	Zijinshan Data Room/2nd round data/Joint Account Statements
2-100	Seismic Inversion.pdf	Zijinshan Data Room/2nd round data/Maps
2-101	Seismic Lines & Well Locations.pdf	Zijinshan Data Room/2nd round data/Maps
2-102	Seismic Section.pdf	Zijinshan Data Room/2nd round data/Maps
2-103	Structrual Map of Coal Seam 8&9 Top.JPG	Zijinshan Data Room/2nd round data/Maps
2-104	Structrual Map.pdf	Zijinshan Data Room/2nd round data/Maps
2-105	Thickness Map of Coal Seam 4&5, Shanxi Formation.JPG	Zijinshan Data Room/2nd round data/Maps
2-106	Thickness Map of Coal Seam 8&9, Shanxi Formation.JPG	Zijinshan Data Room/2nd round data/Maps
2-107	Zijinshan Block.pdf	Zijinshan Data Room/2nd round data/Maps

2-108	PAPL China Operation Org Chart.pdf	Zijinshan Data Room/2nd round data/Organization Structure
2-109	PAPL Share Holding Structure.pdf	Zijinshan Data Room/2nd round data/Organization Structure
2-110	PAPL ZJS Operating Team Org Chart.pdf	Zijinshan Data Room/2nd round data/Organization Structure
2-111	2011 05 06 Notarial Document - Appoint Heidi as Chief Representative of BRO.pdf	Zijinshan Data Room/2nd round data/Organization Structure/Beijing Representative Office
2-112	Business Registration Certificate - BRO.pdf	Zijinshan Data Room/2nd round data/Organization Structure/Beijing Representative Office
2-113	Business License - PAPL SX.pdf	Zijinshan Data Room/2nd round data/Organization Structure/PAPL SX
2-114	Organization Code Certificate - PAPL SX.pdf	Zijinshan Data Room/2nd round data/Organization Structure/PAPL SX
2-115	Tax Registration Certificate - PAPL SX.pdf	Zijinshan Data Room/2nd round data/Organization Structure/PAPL SX
2-116	ZJS PSC Contract Term Summary & Gas Allocation.pdf	Zijinshan Data Room/2nd round data/Production Sharing Contract
2-117	ZJS PSC 1st Modification Agreement.pdf	Zijinshan Data Room/2nd round data/Production Sharing Contract
2-118	ZJS PSC (Eng).pdf	Zijinshan Data Room/2nd round data/Production Sharing Contract
2-119	ZJS PSC (Chinese).pdf	Zijinshan Data Room/2nd round data/Production Sharing Contract
2-120	MOC Approval for PSC.pdf	Zijinshan Data Room/2nd round data/Production Sharing Contract
2-121	MOC Approval for PSC 1st Modification Agreement.pdf	Zijinshan Data Room/2nd round data/Production Sharing Contract
2-122	Ordos Basin_EN.pdf	Zijinshan Data Room/2nd round data/Regional Geology
2-123	Sedimentary Facies Study Report Presentation_CN.pdf	Zijinshan Data Room/2nd round data/Regional Geology
2-124	Sedimentary Facies Study Report Presentation_EN.pdf	Zijinshan Data Room/2nd round data/Regional Geology
2-125	Zijinshan Introduction for GD 2012 05.pptx	Zijinshan Data Room/2nd round data/Regional Geology
2-126	2D Seismic Data Interpretation on Zijinshan PSC Block 0824.pdf	Zijinshan Data Room/2nd round data/Seismic
2-127	Final Report of Zijinshan Block 2008 2D Seismic Acquisition.pdf	Zijinshan Data Room/2nd round data/Seismic
2-128	Seismic Processing Report of Zijinshan 052011.pdf	Zijinshan Data Room/2nd round data/Seismic
2-129	Zijinshan Interpretation 2009.pdf	Zijinshan Data Room/2nd round data/Seismic

2-130	Drilling Program of ZJS4 in Zijinshan PSC.pdf	Zijinshan Data Room/2nd round data/Well Proposals
2-131	Geological Design of ZJS4 in Zijinshan PSC-attached maps.pdf	Zijinshan Data Room/2nd round data/Well Proposals
2-132	Geological Design of ZJS4 in Zijinshan PSC.pdf	Zijinshan Data Room/2nd round data/Well Proposals
2-133	Geological Program of ZJS3 in Zijinshan PSC.pdf	Zijinshan Data Room/2nd round data/Well Proposals
2-134	ZJS1 Drilling Program.pdf	Zijinshan Data Room/2nd round data/Well Proposals
2-135	ZJS2 Drilling Program.pdf	Zijinshan Data Room/2nd round data/Well Proposals
2-136	ZJS3 Drilling Program.pdf	Zijinshan Data Room/2nd round data/Well Proposals
2-137	ZJS3 Geological Program-attached figures.pdf	Zijinshan Data Room/2nd round data/Well Proposals
2-138	2nd round data.zip	Zijinshan Data Room

Share Sale and Purchase Agreement

Annexure 2 – Form of Application for Shares

Date:

To:          Leyshon Resources Limited
Suite 3, Level 3, 1292 Hay Street
West Perth WA, 6005, Australia

Dear Sirs

Application for Allotment of Shares

We refer to the agreement dated 22 July 2012 (“SP Agreement”) and entered into by our respective selves and Leyshon Resources Limited concerning the sale and purchase of the entire issued share capital in Pacific Asia Petroleum, Limited.

Expressions defined in the SP Agreement have the same meanings where used in this letter.

Pursuant to and in accordance with the terms of clause 5 of the SP Agreement, the Buyer and the Seller have completed the sale and purchase of the Sale Share on the date hereof.

Pursuant to the terms of the SP Agreement, we, the Seller, hereby apply for an aggregate of 10 million new shares in the capital of the Buyer (being the Consideration Shares), credited as fully paid. We hereby request the Buyer to register our name and address on the branch register of members of the Buyer in Hong Kong in accordance with the constituent documents of the Buyer and agree to hold the Consideration Shares subject to the constituent documents of the Buyer.

Our address to be entered in the branch register of members of the Buyer is 1330 Post Oak Boulevard, Suite 2575, Houston, TX 77056, United States of America.

Yours faithfully
For and on behalf of
CAMAC Energy Inc.

Name:
Title:

Share Sale and Purchase Agreement

Signing page
DATED:   22 July 2012

IN WITNESS of these matters this agreement has been executed on the date and year above written.

The Seller

Executed by CAMAC Energy, Inc in accordance with its constituent documents	) ) ) )

/s/ Nicolas J. Evanoff
Signature of Authorized Person

Nicolas J. Evanoff
Name of in full

Senior Vice President
Title

The Buyer

Executed by Leyshon Resources Limited ACN 010 482 274 in accordance with section 127 of the Corporations Act:	) ) ) )
/s/ Paul Campbell Atheoley		/s/ Murray Robert Wylie
Signature of Director		Signature of Secretary

Paul Campbell Atheoley		Murray Robert Wylie
Name of Director in full		Name of Secretary